EXHIBIT 10.7

ADVISORY BOARD MEMBER AGREEMENT

Effective FEBRUARY 8, 2011 SIMON GOLDING ("Advisor”) and DIGITAL EXTREME TECHNOLOGIES, INC. ("Company”) agree as follows:

1.            Services and Payment. Advisor agrees to be a member of Company's Advisory Board (-AB'"), to attend AB meetings (but not more than 4 AB meetings a year), and to consult with and advise Company from time to time, at Company's request (“Services."). The Advisor will help Digital Extreme Technologies with networking us with other strategic partners, employees and investors. Advisor will also allow us to use his name and biography in our business plan, as well as in Company press releases and marketing materials. Advisor will help us in due diligence technical questions, licensing agreements and provide outsider third party opinions to potential investors, service providers and the board of directors. While this Agreement is in effect, the only consideration due Advisor for Services shall be 100,000 shares of restricted Digital Extreme Technologies, Inc. common stock subject to rule 144. 25,000 shares will vest immediately upon execution of this agreement. The remaining shares shall be vested on a quarterly basis throughout the three-year period. Advisor shall also be entitled to reimbursement for expenses for which Advisor has received prior approval from Company.

2.            Ownership. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice. in whole or in part, by Advisor during the term of this Agreement and that arise out of the Services or any Proprietary Information (as defined below) (collectively, "Inventions") and Advisor will promptly disclose and provide all Inventions to Company. Advisor shall further assist Company, at Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Advisor agrees and warrants that all Inventions will be original to and owned by Advisor and Advisor will use and disclose only Inventions in the course of providing Services.

3.            Proprietary Information. Advisor agrees that all Inventions and other business. technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Advisor develops, learns or obtains during the period over which it is providing Services constitute "Proprietary Information." Advisor will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Advisor shall not be obligated under this paragraph with respect to information Advisor can document (i) is or becomes readily publicly available without restriction through no fault of Advisor, or (ii) that Advisor knew without restriction prior to its disclosure by Company. Upon termination and as otherwise requested by Company, Advisor will promptly return to Company all items and copies containing or embodying Proprietary Information.

4.            Solicitation. As additional protection for Proprietary Information, Advisor agrees that during the period over which it is (or is supposed to be) providing Services and for one year thereafter, Advisor will not encourage or solicit any employee or consultant of Company to leave Company for any reason.

5.           Term and Termination. The term of this Agreement shall be three (3) years commencing on the date of execution of this Agreement and ending on the day prior to the third (3rd) anniversary of the date of execution. Either party may terminate this Agreement at any time, for any reason, by giving the other party ten (10) days notice. If either party terminates this Agreement prior to the end of the term, then any unvested options shall be forfeited. Sections 2 through 7 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

6.            Relationship of the Parties; No Conflicts. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as a partner, joint venturer or agent of the other and shall not bind nor attempt to bind the other to any contract. Advisor is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to. Workers' Compensation Insurance. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party.

7.            Miscellaneous. Any changes or modifications or waivers to this Agreement will not be effective unless in writing and signed by both parties. All company trade secrets and Intellectual Property will be covered by an NDA.

ADVISOR:	SIMON GOLDING

/s/ Simon Golding
Address: 7545 Oso Blanca Road Unit 4059 Las Vegas, NV 86 l 49

COMPANY:	Digital Extreme Technologies, Inc

By: /s/ Jeff Weiland
Printed Name: Jeff Weiland
Title: President
Address: 4478 Wagon Trail Ave Las Vegas, NV 89118